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                                                                    EXHIBIT 10.4


                         AMENDED AND RESTATED AGREEMENT


                  This Amended and Restated Agreement (this "Agreement") is effective as of March 25, 2004 (the "Effective Date") by and between Anthony A. Nichols, Sr. ("Nichols") and Brandywine Realty Trust, a Maryland real estate investment trust (the "Company").

                  WHEREAS, Nichols and the Company entered into an Agreement effective as of December 31, 2001 (the "2001 Agreement");

                  WHEREAS, Nichols and the Company desire to amend and restate in its entirety the 2001 Agreement as of the Effective Date;

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Engagement. The Company hereby engages Nichols as an employee, and Nichols hereby accepts such engagement by the Company, for the period and upon the terms and conditions contained in this Agreement.

         2. Duties.

                  (a) During the Term (as defined below), Nichols shall be available to the Company's President and Chief Executive Officer and Board of Trustees (the "Board of Trustees") to provide consultation and advice for special research projects, business development initiatives and strategic planning as and to the extent requested by, and subject to the direction of, the President and Chief Executive Officer and Board of Trustees. In addition, during the Term, as and to the extent requested by and subject to the direction of, the President and Chief Executive Officer and Board of Trustees, Nichols shall represent the Company in regional business, community and charity functions. In the performance of his responsibilities for the Company and its Subsidiaries (as defined below), Nichols shall not have the authority to bind the Company or its Subsidiaries to agreements or arrangements and shall not execute documents in the name of the Company or its Subsidiaries.

                  (b) Subject to applicable law, the Company agrees to use commercially reasonable efforts during the Term to cause Nichols to be nominated for election to the Board of Trustees at each annual meeting of shareholders of the Company during the Term. At the Effective Date, Nichols shall cease to hold the position of Chairman of the Board of Trustees and may thereafter be referred to as "Chairman Emeritus." Upon the request of a majority of the Trustees, Nichols shall serve as a member of the Executive Committee of the Board of Trustees subject, however, to the continuing authority of the Board of Trustees to terminate Nichols' membership on the Executive Committee. In his capacity as a Trustee, Nichols shall carry out his responsibilities in a manner consistent with applicable law.
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                  (c) Nichols shall, upon the request and subject to the
direction of the President and Chief Executive Officer, serve as a director or officer of, or perform such other duties and services as may be requested for and with respect to, any of the Company's Subsidiaries. Unless such compensation is also provided to other inside (employee) directors specifically on account of their service as directors, Nichols shall not be entitled to receive additional compensation on account of his services as a director or officer of any Subsidiary of the Company for which he is requested to serve as a director or officer. As used in this Agreement, the terms "Subsidiary" and "Subsidiaries" shall mean, with respect to any entity, any corporation, partnership, limited liability company or other business entity in which the subject entity has the power (whether by contract, through securities ownership, or otherwise and whether directly or indirectly through control of one or more intermediate Subsidiaries) to elect a majority of board of directors or other governing body, including, in the case of a partnership, a majority of the board of directors or other governing body of the general partner.

                  (d) The Company shall provide to Nichols during the Term an office and secretarial support at the Company's then current headquarters, which office shall be of reasonably comparable size and quality as Nichols' office as of the Effective Date and which secretarial support shall be of reasonably comparable quality and character as Nichols' secretarial support as of the Effective Date.

         3. Term. The term of Nichols' employment with the Company pursuant to this Agreement shall extend through, but not after, 5:00 p.m. on December 31, 2006 or such earlier date as Nichols' employment shall terminate as provided herein (the "Term"), and upon the expiration or termination of the Term, unless the parties agree otherwise in writing, Nichols shall cease to be employed by the Company and its Subsidiaries in any capacity.

         4. Payments.

                  (a) The Company's agreement to pay Nichols aggregate annual payments of $360,996, as provided in Section 4 of the 2001 Agreement, shall terminate at December 31, 2004, and the Company shall have no obligation to make any payments to or for the benefit of Nichols for any period after December 31, 2004 except as and to the extent expressly provided in other sections of this Agreement.

                  (b) From and after the Effective Date and until the expiration or termination of the Term, Nichols shall be entitled to receive compensation on account of his services on the Board of Trustees, including any committee of the Board of Trustees to which he may be appointed, in the same amount as the Company pays non-employee trustees for service on the Board and on those committees, if any, to which Nichols may be appointed; provided that in the event that the Company adopts a plan that limits eligibility to non-employee Trustees and makes payments into such plan for non-employee Trustees, the Company shall make a payment to Nichols (in lieu of any contribution into such plan on his behalf) in an amount that represents the cash equivalent of the amount that the Company pays into such plan for a non-employee Trustee.

         5. Options. Pursuant to an award dated January 2, 1998, as amended as of January 6, 1999 (the "1998 Award"), Nichols received an option (the "Option") exercisable for 678,958 common shares of beneficial interest ("Common Shares") of the Company. At the Effective Date, the Option is exercisable for 678,958 Common Shares. Nothing in this Agreement shall affect the terms and conditions of the 1998 Award, which shall continue in force as in effect immediately before the execution and delivery of this Agreement, giving effect to the modifications thereto pursuant to Section 5(a) of the 2001 Agreement.

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         6. Fringe Benefits. During the Term and as long as they are kept in force by the Company, Nichols shall be entitled to participate in and receive the benefits of any retirement plan, health or other employee benefit plan made generally available to officers of the Company. In addition, during the Term, Nichols shall be entitled to receive: (a) up to $15,000 per year for financial planning services and tax advice and (b) in addition to reimbursement for expenses provided for in Section 7, up to $20,000 per year for expenses actually incurred in connection with marketing and community participation services provided by Nichols for the benefit of the Company.

         7. Expenses. The Company shall reimburse Nichols for any reasonable, ordinary and necessary business expenses incurred by Nichols in the performance of Nichols' duties hereunder upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time with respect to senior officers of the Company. In addition, the Company shall pay (or reimburse) Nichols' reasonable expenses (including, but not limited to, reasonable attorneys' fees) incurred in connection with negotiation of this Agreement.

         8. Disability. If the Board of Trustees determines in good faith by a vote of a majority of its members (other than Nichols) that Nichols is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause for a period of one hundred and twenty (120) consecutive days or for a cumulative period of one hundred and eighty (180) days during any twelve (12) month period, the Company shall have the right to terminate Nichols' employment at any time thereafter.

         9. Death. Nichols' employment shall terminate at the time of his death.

         10. Change In Control. If Nichols' employment hereunder is terminated prior to December 31, 2004 by the Company without Cause, and Nichols must pay an excise tax under Section 4999 in connection with any transaction involving the Company, he shall be paid the Gross-Up Payment described in Section 18(d) and 18(g) of the Prior Agreement (as defined in the 2001 Agreement).

         11. Termination for Cause. The Company may discharge Nichols at any time for Cause. Cause shall mean: (i) habitual intoxication; (ii) drug addiction; (iii) theft, misappropriation or embezzlement of the Company's funds;
(iv) conviction of a felony; or (v) Nichols' material breach of his obligations under this Agreement.

         12. Termination Without Cause. The Board of Trustees, in its sole discretion, may terminate Nichols' employment hereunder without Cause and for any reason or no reason upon 30 days' prior written notice to Nichols at any time. In the event that Nichols' resigns his employment hereunder with the Company for "Good Reason" such resignation shall be deemed to be a termination of Nichols' employment hereunder without Cause, with the same consequences to Nichols as a termination of his employment hereunder without Cause. "Good Reason" shall mean (i) a material breach by the Company of this Agreement, (ii) a Change of Control (as defined in the subsection (B) of Section 5(a) of the 2001 Agreement), or (iii) the removal of Mr. Nichols from the Board other than for Cause.

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         13. Payments Upon or After Termination.

                  (a) Voluntary Resignation; Termination for Cause. If Nichols' employment hereunder is terminated before the expiration of the Term because of Nichols' voluntary resignation or because of the Company's termination of Nichols' employment for Cause, the Company and its Subsidiaries shall have no obligation or liability hereunder after the date of termination to pay or provide salary, fringe benefits, or any other form of compensation hereunder.

                  (b) Termination of Because of Death. If Nichols' employment hereunder terminates as a result of Nichols' death before the expiration of the Term, the Company shall pay Nichols' legal representatives any accrued but unpaid amounts as of the date of termination but otherwise the Company and its Subsidiaries shall have no obligation or liability hereunder after the date of termination to pay or provide salary, fringe benefits, or any other form of compensation hereunder; provided that if such termination occurs on or before December 31, 2004, the Company or a Subsidiary shall pay Nichols' legal representatives an amount, within 60 days of termination, equal to $1,053,000.

                  (c) Termination of Because of Disability. If Nichols' employment hereunder is terminated by the Company for disability before the expiration of the Term, the Company shall pay Nichols any accrued but unpaid amounts as of the date of termination but otherwise the Company and its Subsidiaries shall have no obligation or liability hereunder after the date of termination to pay or provide salary, fringe benefits, or any other form of compensation hereunder; provided that if such termination occurs on or before December 31, 2004, the Company or a Subsidiary shall pay Nichols' legal representatives an amount, within 60 days of termination, equal to $1,053,000.

                  (d) Termination by Company Without Cause. If Nichols' employment hereunder is terminated by the Company without Cause, the Company shall pay Nichols any accrued but unpaid amounts as of the date of termination but otherwise the Company and its Subsidiaries shall have no obligation or liability hereunder after the date of termination to pay or provide salary, fringe benefits, or any other form of compensation hereunder other than (i) as provided in Section 14 and (ii) to pay to Nichols the amounts Nichols would have received pursuant to Section 4(b) as and when he would have received such payments under Section 4(b) but for such termination; provided that if such termination occurs on or before December 31, 2004, the Company or a Subsidiary shall pay Nichols an amount, within 60 days of termination, equal to $1,053,000 and in such event the Company shall have no obligation to make the payments provided for in the foregoing clause (ii).

                  (e) Coordination of Payments; Withholdings. In the event that Nichols is employed by a Subsidiary of the Company at the time of termination of employment, any amounts payable to Nichols pursuant to this Section 13 shall be reduced by the amounts paid to Nichols by any such Subsidiary. Any payments made to Nichols hereunder shall be subject to all required federal and state withholdings applicable to employees.

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         14. Termination of Responsibility. Upon the payment of the amounts payable under this Section 14, neither the Company nor any of its Subsidiaries shall have any further obligations hereunder to Nichols (or to his estate, heirs, beneficiaries, or legal representatives, as appropriate, or otherwise) to pay or provide any salary, compensation, or fringe benefits; provided, however, that any accrued obligations under employee benefit plans of the Company ("Company Benefit Plans") respecting Nichols shall be payable pursuant to the terms of such Company Benefit Plans; provided, however, that if Nichols' employment hereunder is terminated by the Company without Cause or upon the expiration of the Term, the Company shall, at its own expense, and through December 31, 2010, provide Nichols with health insurance and life insurance benefits substantially similar to those to which Nichols was entitled immediately prior to the date of termination.

         15. Representations. Nichols represents to the Company that (a) other than as provided in this Agreement and in the 1998 Award, there are no other agreements or understandings with the Company to which Nichols is a party relating to employment, benefits or retirement, (b) there are no restrictions, agreements or understandings whatsoever to which Nichols is a party which would prevent or make unlawful his execution and delivery of this Agreement or his employment hereunder, (c) his execution and delivery of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (d) he is free and able to execute and deliver this Agreement and to continue in the employment of the Company.

         16. Miscellaneous.

                  (a) Insurance. Executive will be covered by D&O insurance as a trustee of the Company in a manner consistent with Company policy, and Executive's insurance coverage in his capacity as an employee of the Company will be on terms no less favorable than the coverage provided senior executives of the Company, in each case including coverage as to events occurring during his period of service as a trustee or employee respectively even if the underlying claim is brought after Executive has ceased performing services for the Company.

                  (b) Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered in person against receipt, or when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

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                             (i) If to Nichols:

                             Anthony A. Nichols, Sr.
                             1125 Cymry Drive
                             Newtown Square, PA 19073

                             (ii) If to the Company:

                             Brandywine Realty Trust
                             401 Plymouth Road
                             Suite 500
                             Plymouth Meeting, PA 19462
                             Attention: General Counsel

                  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Nichols, his heirs and legal representatives.

                  (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties reflected hereon as the signatories.

                  (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (g) Entire Agreement. This Agreement amends and restates in its entirety the 2001 Agreement and contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, or as provided in the 1998 Award. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                  (h) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (i) Assignability. This Agreement is not assignable by Nichols. It is assignable by the Company only (i) to any Subsidiary of the Company so long as the Company agrees to guarantee such Subsidiary's obligations hereunder (and in such event the Company's guaranty would continue notwithstanding any subsequent transaction pursuant to which any such Subsidiary ceased to be a Subsidiary of the Company, whether as a result of its sale or otherwise) or (ii) to an entity which is a successor in interest to the Company or which acquires all or substantially all of its assets, whether by merger, consolidation or other form of business combination.


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                  (j) Liability of Trustees, etc. No recourse shall be had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each party hereto.


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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered effective for all purposes as of the Effective Date.


                         BRANDYWINE REALTY TRUST


                         By:
                                  --------------------------------------------
                         Title:   President and Chief Executive Officer




                         NICHOLS


                         -----------------------------------------------------
                         Anthony A. Nichols, Sr.



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